Exhibit 5.1

[AT&T Letterhead]

February 18, 2020

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Ladies and Gentlemen:

This is with reference to the registration statement on Form S-3 (File No. 333-231404) (the “Registration Statement”) and the prospectus dated May 13, 2019, as supplemented by the prospectus supplement dated February 12, 2020 (the “Prospectus Supplement”), relating to the issuance by AT&T Inc., a Delaware corporation (the “Corporation”), of 20,000 shares of Fixed Rate Reset Perpetual Preferred Securities, Series B, par value $1.00 per share, €100,000 stated amount per share (the “Preferred Securities”). I am of the opinion that the Preferred Securities have been validly issued and are fully paid and non-assessable.

In connection with my opinion set forth in the paragraph above, I note that, as of the date of this opinion, a judgment for money in an action based on the Preferred Securities in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of euro into United States dollars will depend upon various factors, including which court renders the judgment. Under Delaware law, a Delaware state court rendering a judgment on the Preferred Securities would be required to render the judgment in euro. However, the judgment could, at the option of the judgment debtor, be converted into U.S. dollars at the exchange rate prevailing on the banking day immediately prior to the date of payment following the entry of the judgment.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Preferred Securities.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above and the related Current Report on Form 8-K and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Wayne A. Wirtz